Policy
for Handling of Insider Information
and Stock Trading by Employees and Directors

1.Preamble
As a result of the listing of the shares of Valneva SE (“the Company”) on NYSE Euronext Paris, transactions in securities issued by the Company are subject to laws and regulations, including but not limited to French Law (in particular the French Financial Market Authority Regulations (hereinafter referred to as “AMF”)and the Regulation (EU) No 596/2014 on market abuse (hereinafter referred to as “MAR”)). These laws and regulations forbid the purchase or sale of securities by persons who are in the possession of Insider Information (as defined in Section 3 below). The abuse of Insider Information is subject to substantial punishments.

Valneva SE and its employees and directors value and depend on the confidence of institutional and private investors in the capital markets. Integrity and ethical conduct are basic conditions to preserve this reputation. Therefore Valneva SE pays utmost attention to the strict adherence to laws, regulations and ethical conduct, in order to avoid even the appearance of improper conduct by its employees, directors or anyone associated with the Company.

2. Scope of application
This Policy for Handling of Insider Information and Stock Trading by Employees or Directors (the “Policy”) applies to any member of the Board of Directors, the Executive Committee, the CEO, and any employee of Valneva SE and its affiliates, as well as any person otherwise working for Valneva SE who receives Insider Information. Each of these persons confirms by written statement that he or she has acknowledged and will observe this Policy and that he or she is aware of the sanctions in case of any violation.

3. Insider Information
Within the general meaning, an insider is any person who, as a member of an administrative, management or supervisory body of an issuer of securities, or otherwise on account of his or her profession, occupation, duties or participation in the capital of such issuer, has access to Insider Information. A person is also an insider if that person has procured such information by committing a punishable action. For the particular purposes of this Policy and without limiting the generality of the foregoing, an “Insider” shall designate a person who has access to Insider Information by virtue of his occupation or responsibilities within or for the Company or its affiliates.

“Insider information” means specific information which directly or indirectly concerns the Company or its securities, which is not publicly known and which, if it became publicly known, would be suitable to significantly influence the price of securities issued by the Company because a reasonable investor would probably use it as part of his/her investment decision.

Insider Information shall be deemed to be of a precise nature, if it indicates
•A set of circumstances that exist or may reasonably come into existence; or
•An event that has occurred or may be expected to occur; or
•Protracted processes and their intermediate steps.

Such information can relate to, without limitation:
◦financial information such as e.g. revenues, losses, budget figures, changes in costs,
◦important research and development results and/or relevant planning,
◦strategic partnerships, co-operations or material license agreements,
◦management changes or restructurings,
◦any measures affecting the Company’s capital, financing transactions or changes in the shareholder structure,
◦mergers or acquisitions.

5. Confidentiality areas
Purpose – Definition
Confidentiality areas can be put in place with respect to projects that may give rise to Insider Information immediately or at some point in the future, based on general experience. The creation of confidentiality areas does not necessarily mean that the information related to such a project already qualifies as Insider Information for the purpose of informing the authorities. However, a confidentiality area may be created for the purpose of limiting the dissemination of confidential information relating to a project (hereinafter referred to as “Confidential Project Information”) and keeping a list of the persons who have received it, in the event that information about this project develops into Insider Information. The number of persons included in a confidentiality area is to be kept as small as possible, as only those persons who have a strict need to deal with a Confidential Project Information within the scope of their work may gain knowledge of such information.

Dissemination of Confidential Project Information
Any Confidential Project Information under a confidentiality area may only be disseminated to those persons within the Company or its affiliates who have a strict need to know within the scope of their work and only if it is necessary for business purposes. Such Confidential Project Information shall be disseminated only to the absolutely necessary extent. Any internal addressees who, at the time of receiving Confidential Project Information, are not included in the confidentiality area to which the information relates, must be reminded by the member of the Executive Committee responsible for the legal function (“Legal EC Member”) of their confidentiality obligations in regard to such information and notified that they become part of such confidentiality area.

Any Confidential Project Information may be disseminated to any persons outside of the Company and its affiliates only if it is necessary for business purposes. Such dissemination has to be limited to the absolutely necessary extent and the addressees have to confirm by way of a duly signed confidentiality agreement that he or she will keep the Confidential Project Information confidential and acknowledges the existence of Insider Information laws. No confidentiality agreement is necessary if the addressee of the Confidential Project Information is de facto under a confidentiality obligation by virtue of the law or a professional code of ethics (e.g. attorneys, auditors).

Any person disseminating Confidential Project Information to other persons outside the corresponding confidentiality area shall immediately inform the Legal EC Member thereof, by providing the following details for record purposes: the contents of the disseminated Confidential

Project Information, the name of the informed person(s), the date on which such informed person(s) received the information. Please note the Legal EC Member need not be notified if the Confidential Project Information is disseminated in Committee and/or Board meetings of the Company, within the scope of institutionalized and predefined information dissemination processes, and if the information is documented in the respective minutes of the meeting.

Handling Confidential Project Information
Documents and external data carriers (e.g. CD ROMs, USB-Sticks) that contain Confidential Project Information must be properly stored to prevent their access by persons who are not involved with processing such information or carriers within their scope of their work. As a result, any such documents and external data carriers must be locked at all times. Offices of those persons who have access to Confidential Project Information must also be locked when these persons leave the office. Data saved electronically, including electronic mail, that contain Confidential Project Information shall also be secured against access by persons who are not involved with processing such information or data or the related IT system, within the scope of their work.

6. Restricted periods and trading bans
Thirty (30) calendar days prior to the planned publication of full quarterly, half-year and annual results and 15 (fifteen) days prior to the planned publication of any preliminary figures, the Company’s and its affiliates’ employees and directors may not purchase or sell securities issued by the Company, whether directly or through a third party. Such restricted period ends when the final full results are published.

In addition, the Legal EC Member, in agreement with the CEO, may announce further restricted periods for certain confidentiality or business areas, or concerning the Company as a whole, if this is deemed necessary for a fair perception on the capital markets. During such additional restricted periods, the Company’s and its affiliates’ employees and directors shall also not purchase or sell securities issued by the Company, whether directly or through a third party.

Persons who are aware of Insider Information may neither purchase nor sell securities issued by the Company, whether directly or through a third party, until this information is published (ad hoc publication). In addition, the Company’s and its affiliates’ employees and directors shall adhere to any trading restrictions that they are informed of as members of a confidential area.

The Legal EC Member may grant exemptions from the trading ban during a restricted period to the Company’s or its affiliates’ employees and\or directors in legitimate cases in either of the following situations:

•on a case-by-case basis due to the existence of exceptional circumstances, such as severe financial difficulty, which require the immediate sale of shares; or
•due to the characteristics of the trading involved for transactions made under, or related to, subscription rights or other entitlement of shares, or transactions where the beneficial interest in the relevant security does not change, in each case, provided there is assurance that the transaction does not constitute an abuse of insider information according to section 4.

The Legal EC Member shall keep records of all applications that relate to proposed securities transactions within restricted periods by documenting the name of the applicant, as well as the type, scope and reason for the proposed transaction. The Legal EC Member shall also document his decision, as well as the relevant grounds.

7. Directors’ Dealings
According to the Market Abuse Regulation, the CEO, each member of the board of directors, and each employee with general management responsibilities (notably, the members of the Executive Committee), as well as any person having a close relationship with them, must notify the Company as well as the AMF (electronically, through the extranet ONDE - https://onde.amf-france.org/RemiseInformationEmetteur/Client/PTRemiseInformationEmetteur.aspx) promptly within three working days following the transaction date in the event of any exercise of stock options, purchase or sale of securities or other transaction conducted on the person’s own behalf relating to the shares or debt instruments of the Company or to derivatives or other financial instruments linked thereto; provided, however, the total amount of transactions of said person has reached the threshold of EUR 20,000 within the relevant calendar year. For this purpose, each such person shall advise the Legal EC Member immediately of his/her intention to perform any such transaction. The Legal EC Member shall document the information included in such reports and the date of the report.

8. Disclosure obligation of Directors
According to French law (Article L. 225-109 of the French Commercial Code), all Company shares held by the CEO, the members of the board of directors, or employees with general management responsibilities (notably the Executive Committee members), as well as any persons having a close relationship with them, must be held in registered form or with a custodian account holder institution as referred to in the General Rules of the French Market Authority (Articles 322-1 et seq.).

9. Legal EC Member and Insider Register
One member of the Executive Committee shall be responsible for the legal function., Her or his name is to be communicated to all employees and directors of the Company and its affiliates. The Legal EC Member shall monitor compliance with the provisions on the dissemination of the Insider and Confidential Project Information, as well as the organizational measures to prevent the abuse or abusive dissemination of such information by spot checks on an ongoing basis.

In addition, the tasks of the Legal EC Member include:
–to advise and assist management in matters relating to this Policy;
–to submit regular compliance reports to the Board of Directors and the CEO;
–to ensure training and education of employees in matters relating to this Policy and in regard to the prohibition of abuse of Insider Information according to Section 4.

The Legal EC Member shall also keep and regularly update an insider register which contains insiders lists relating to projects involving Insider Information. This register shall provide, with respect to any such project: the full name, the professional and private phone number, the professional and private address, the birth date and the job title of each insider, the reason for which a person is considered as insider and the starting/end date and hour of access to the Insider Information, and the information according to Section 6 on any intended securities transactions during a restricted period.

10. Violations
Any violations of the terms of this Policy and the underlying law can trigger legal consequences resulting from civil law or criminal law. Any breach of the prohibition of abuse of Insider Information may be punished by either the French Market Authority, which may impose fines, or by the courts with high judicial fines and imprisonment.

Beyond that, any behaviour which does not correspond to the regulations of this Policy, may endanger the confidence of investors in Valneva SE and its shares and cause irreparable damage to the Company, its affiliates and the employees. Valneva SE and its affiliates will therefore also ensure compliance with this Policy by disciplinary means in accordance with labour law. The Legal EC Member shall inform the CEO and the Human Resources Department of any violations of this Policy that comes to his / her attention in order to set the necessary disciplinary consequences.

Valneva SE January 2024

/s/ Thomas Lingelbach                /s/ Frederic Jacotot

Thomas Lingelbach                    Frederic Jacotot
CEO                            General Counsel & Corporate Secretary